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                                                                     EXHIBIT 4.4


                          SHAREHOLDER RIGHTS AGREEMENT


     This Shareholder Rights Agreement (the "Agreement") is made on October 28, 1999, by NewsReal, Inc., a Delaware corporation (the "Company"), and the investors whose names and addresses appear on Schedule I hereto (the "Private Placement Investors").

                                    RECITALS

     A. The Company has offered to sell US$5,000,000 of common stock, par value $.001 per share, of the Company ("Common Stock") at $5.88 per share (the "Purchase Price") in a private placement offering to offshore and U.S. institutional investors (the "Private Placement Financing").

     B. The per share Purchase Price was calculated based on a PRE-FINANCING VALUATION OF THE COMPANY OF $45,000,000 and 7,657,898 shares of outstanding and issuable Company common stock, including 5,470,638 issued and outstanding shares of the Company's Common Stock and 2,187,260 shares issuable upon exercise of certain time-based employee stock options granted by the Company and warrants granted to consultants to the Company with an exercise price less than the Purchase Price, and excluding shares issuable upon vesting of certain performance-based options, conversion of Company indebtedness and additional options that will be issued in the future with an exercise price equal to or in excess of the Purchase Price.

     C. The Private Placement Investors have subscribed to purchase up to approximately 850,350 shares of Common Stock (the "Purchased Shares") in the aggregate, pursuant to subscription agreements signed by the Private Placement Investors (each, a "Subscription Agreement" and collectively, the "Subscription Agreements").

     D. The Company desires to extend various rights to the Private Placement Investors pursuant to this Agreement including incidental registration rights, ANTI-DILUTION PROTECTION IN THE EVENT CERTAIN PERFORMANCE BASED OPTIONS ARE EXERCISED AND UPON THE CONVERSION OF CERTAIN INDEBTEDNESS of the Company and the right to appoint a member of the Company's Board of Directors. The Company also desires to impose certain transfer restrictions and other obligations on the Private Placement Investors as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

          1.   COVENANTS OF THE PARTIES.

          1.1 Legends. Until such time as the provisions of this Agreement shall terminate, the certificates evidencing the Purchased Shares will bear the following legend reflecting the restrictions on the transfer of such securities subject to this Agreement, in addition to any legend required under the terms of the Subscription Agreements for the Purchased Shares:


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          "The securities evidenced hereby are subject to the terms of that certain Shareholder Rights Agreement, dated October 28, 1999, by the Company and certain investors identified therein, including certain restrictions on transfer. A copy of this Agreement has been filed with the Secretary of the Company and is available upon request."

          1.2 Financial and Business Information. From and after the date hereof, the Company shall deliver to each Private Placement Investor for so long as they beneficially own the Purchased Shares:

               (a) Quarterly Statements - as soon as practicable, and in any event within 30 days after the close of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet, statement of income and statement of cash flows of the Company and its subsidiaries as at the close of such quarter and covering operations for such quarter and the portion of the Company's fiscal year ending on the last day of such quarter, prepared in accordance with generally accepted accounting principles ("GAAP"), subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year.

               (b) Annual Statements - as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, duplicate copies of:

               (i) consolidated and consolidating balance sheets of the Company and its subsidiaries at the end of such year; and

               (ii) consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial position of the Company and any subsidiaries on a consolidated basis and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

          1.3 Election of Director. Upon the sale of at least Three Million Dollars ($3,000,000) of Shares in the Private Placement Financing and for the period until the later of (i) twelve months from the date of this Agreement or
(ii) the date on which the Company completes the IPO (as defined in Section 2.6 hereof), and so long as the Private Placement Investors hold at least 5% of the outstanding Common Stock on a fully diluted basis assuming the exercise of all outstanding options and warrants (and including shares issued to the Private Placement Investors pursuant to the antidilution protections in Section 4.2 and
4.3 of this


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Agreement), the Private Placement Investors shall have the right to designate
Mike McCrory of Millenium Financial Group, Inc. (the "Placement Agent") to serve as a voting member of the Company's Board of Directors. At such time as Mike McCrory is no longer employed by the Placement Agent, the rights granted under this Section 1.3 shall terminate.

          1.4 Use of Proceeds. The Company agrees that $3,000,000 of the net proceeds of the Private Placement Financing, after payment of reasonable expenses of the Private Placement Financing including fees payable to the Placement Agent, will be used by the Company for marketing, other operating expenses, working capital needs and general corporate purposes, and not for repayment of any of the QIP Indebtedness (as defined in Section 4.1(c)).

          2.   TRANSFERS OF STOCK

          2.1. Right to Transfer. Except (i) in accordance with Section 2.3 of this Agreement and (ii) in accordance with and to the extent permitted in the Subscription Agreements for the Purchased Shares, no Private Placement Investor shall have the right to Transfer the Purchased Shares in a single transaction or any series of related transactions. For purposes of this Agreement, a "Transfer" shall mean any direct or indirect sale, gift, assignment or other disposition or transfer of shares of Common Stock, or any interest therein, and any pledge or hypothecation of shares of Common Stock, or any interest therein. Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude or prevent any Transfer: (i) to the Company; (ii) to any Affiliate (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended from time to time) of the Private Placement Investor; or (iii) which may be required by law or by a regulatory authority.

          2.2 Drag-Along Rights. (a) If at any time and from time to time the Company or the investors listed on Schedule II hereto (the "QIP Investors") determine, in accordance with, and pursuant to, the provisions of Section 7(b) of the Securities Purchase Agreement dated December 11, 1997 between the Company and the QIP Investors, to sell the Company to a third party that is not an affiliate the QIP Investors (the "Proposed Transferee"), the Company, upon the request of the QIP Investors, shall have the right ("Drag-Along Right") to require the Private Placement Investors to sell to the Proposed Transferee all shares of Common Stock then owned by the Private Placement Investors, upon the same terms and conditions and concurrently with the sale by the QIP Investors of their securities in the Company; provided, however, that no Private Placement Investor shall be required to sell at a purchase price less than $6.00 per share of Common Stock. Each Private Placement Investor agrees to take all steps necessary to enable it to comply with the provisions of this Section 2.2, to facilitate the exercise of the Drag-Along Right.

               (b) To exercise a Drag-Along Right, the QIP Investors or the Company shall give the Private Placement Investors a written notice (a "Drag-Along Notice") containing (a) the name and address of the Proposed Transferee and (b) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. The Private Placement Investors shall thereafter be obligated to sell the shares of Common Stock held by them subject to such Drag-Along Notice.

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               (c)  If the QIP Investors determine to exercise their rights, in accordance with Section 2.2 hereof, to require the Private Placement Investors to sell all shares of Common Stock then owned by the Private Placement Investors, then the QIP Investors in their sole discretion have the right to determine that a sale of all or substantially all of the assets of the Company, a voluntary liquidation of the Company or a merger of the Company (each a "sale of the Company") is preferable to a sale of all of the capital stock of the Company, whereupon the Company or the QIP Investors shall give written notice to the Private Placement Investors of the QIP Investors' determination to cause a sale of the Company (a "Sale Notice"). Upon receipt of such Sale Notice, each Private Placement Investor agrees to use its good faith efforts to cooperate with the QIP Investors in effecting a sale of the Company, including, without limitation, voting shares of capital stock of the Company beneficially owned by the Investor in favor of or granting written consent to a sale of the Company.

               (d) The Company and the Private Placement Investors agree that the QIP Investors shall have third party beneficiary rights to enforce this
Section 2.2 of this Agreement against the Company and the Private Placement Investors.

          2.3. Certain Conditions to Stock Issuances and Transfers. No Transfer of the Purchased Shares owned by the Private Placement Investors shall be valid or recorded in the Company's stock transfer books unless the transferees of such Purchased Shares shall have furnished to the Company (a) the written agreement of the transferee to be bound by the terms and conditions of this Agreement (as if such transferee were a party hereto), (b) if required by the Company's Board of Directors, a written opinion of counsel (which opinion shall be reasonably satisfactory to the Company) that the proposed Transfer may be effected without registration under the Securities Act, and (c) a written agreement to the effect that the transferee is acquiring such Purchased Shares for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof, and such transferee understands that such Purchased Shares have not been registered under the Securities Act and that such Purchased Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or exempt from the registration requirements thereof, or other agreements required by applicable securities laws and otherwise acceptable to the Company.

          2.4. Representations and Warranties. Each party hereto represents and warrants to each other party solely as to such party:

               (a) if such party is not an individual or a corporation, it is a validly existing partnership or limited liability company or other entity as indicated on the signature page of this Agreement.

               (b) if such party is not an individual, the execution, delivery and performance by such party of this Agreement has been duly authorized.

               (c) if such party is an individual, he has full power and authority to enter into this Agreement.

               (d) if such party is a corporation, it is validly existing and in good standing in the jurisdiction in which it is incorporated.


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               (e)  the agreements set forth in this Agreement constitute valid and binding obligations of such party.

               (f) the execution, delivery and performance of this Agreement by such party will not (i) violate any provision of law, any order of any court or other agency of government applicable to the Investor, any provision of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which such party or its properties or assets are bound, or the organizational documents of such party or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature upon any of the securities of the Company owned by such party.

          2.5. Injunctive Relief. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Section 2. Therefore, the parties hereto shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, the parties hereto hereby waive the claim or defense that the party instituting such action or proceeding has an adequate remedy at law. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          2.6. Termination. The provisions of Section 2 shall terminate upon the closing of, and shall not apply to the Transfer of any Purchased Shares pursuant to, an initial public offering of the Common Stock, or any security issued in exchange for or as replacement of the Common Stock pursuant to a registration under the Securities Act (the "IPO").


          3.   REGISTRATION RIGHTS.

          3.1. Definitions.

          As used in this Section 3:

          (a) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

          (b) the term "Registrable Securities" means (i) the Purchased Shares owned by the Private Placement Investors, (ii) any additional shares of Common Stock acquired by the Private Placement Investors and (iii) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to in clause (i) or (ii);


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          (c)  the term "Other Shareholders" shall mean any other shareholders of the Company who are granted registration rights that would affect the rights granted to the Private Placement Investor under this Agreement;

          (d) "Registration Expenses" shall mean all expenses incurred by the Company in compliance with Section 3 hereof, including, without limitation, all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of one counsel for all the Private Placement Investors and Other Shareholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company);

          (e) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities;

          (f) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar law then in force; and

          (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar law then in force.

          3.2. Company Registration.

          (a) If the Company shall determine to register any of its equity securities, other than a registration relating solely to the registration of shares underlying options granted pursuant to employee stock option and benefit plans utilizing Form S-8, or a registration of shares issued in a reclassification, merger, consolidation or transfer of assets transaction utilizing Form S-4, or any registration form which does not permit secondary sales, the Company will:

          (i) promptly give to the Private Placement Investors a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

          (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Private Placement Investors within fifteen days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 3.2(b) below. Such written request may specify all or a part of the Private Placement Investor's Registrable Securities.

          (b) If the registration pursuant to this Section 3.2 involves an underwritten offering of the securities being registered, whether or not for sale for the account of the Company, to be distributed on a firm commitment basis by or through one or more underwriters of recognized national or regional standing under underwriting terms appropriate for such a transaction, the Company shall so advise each of the Private Placement Investors as a part of the written notice given pursuant to Section 3.2(a)(i). In such event, the right of each of the Private


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Placement Investors to registration pursuant to this Section 3.2 shall be conditioned upon such Private Placement Investor's participation in such underwriting and the inclusion of such Private Placement Investor's Registrable Securities in the underwriting to the extent provided herein. The Private Placement Investors whose shares are to be included in such registration shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3.2, if the representative determines in good faith that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: the number of securities that may be included in the registration and underwriting by each of the Private Placement Investors and the Other Shareholders shall be reduced, on a pro rata basis (based on the number of shares held by such holder), by such minimum number of shares as is necessary to comply with such limitation. If any of the Private Placement Investors or any Other Shareholders disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          3.3. Expenses of Registration.

          All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the Private Placement Investors whose Registrable Securities are so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by any of the Private Placement Investors, the registration statement does not become effective, in which case each of the Private Placement Investors and Other Shareholders requesting registration, including such holder(s) so withdrawing, shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request.

          3.4. Registration Procedures.

          In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Private Placement Investors advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

          (i) keep such registration effective for a period of 180 days or until the Private Placement Investors have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 180-day period shall be extended for a period of time equal to the period during which the Private Placement Investors refrain from selling any securities included in such registration in accordance with provisions in Section
          3.8 hereof; provided that Rule 415, or any successor rule under the Securities Act, permits an


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          offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by
          Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act in the registration statement; and

          (ii) furnish such number of prospectuses and other documents incident thereto as each of the Private Placement Investors from time to time may reasonably request.

          3.5. Indemnification.

          (a) The Company will indemnify the Private Placement Investor, each of their respective officers, directors, shareholders, members and partners, and each person controlling the Private Placement Investor, as the case may be, with respect to each registration which has been effected pursuant to this Agreement, and each underwriter (including any officers, directors and partners), if any, and each person who controls any underwriter within the meaning of the Securities Act, against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Private Placement Investors, each of their respective officers, directors and partners, and each person controlling the Private Placement Investor, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any Private Placement Investors or underwriter and stated to be specifically for use therein.

          (b) Each Private Placement Investor will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter, each Other Shareholder and each of their officers, directors, and partners, and each person controlling such Other Shareholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration


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statement, prospectus, offering circular or other document made by the Private
Placement Investor, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by the Private Placement Investor, as the case may be, therein not misleading, and will reimburse the Company and such Other Shareholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Private Placement Investor, as the case may be, and stated to be specifically for use therein; provided, however, that the obligations of any Private Placement Investor hereunder and under Section 3.5(d) shall be limited to an amount equal to the net proceeds to the Private Placement Investor of securities sold pursuant to such registration statement or prospectus.

          (c) Each party entitled to indemnification under this Section 3.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose timely approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          (d) If the indemnification provided for in this Section 3.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue)


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statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e) The foregoing indemnity agreement of the Company and the Private Placement Investors is subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Securities and Exchange Commission ("SEC") at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

          3.6. Information by the Private Placement Investor.

          Each Private Placement Investor holding securities included in any registration shall furnish to the Company such information regarding the Private Placement Investor and the distribution proposed by the Private Placement Investor as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

          3.7. Rule 144 Reporting.

          With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration, the Company agrees to:

          (i) make and keep public information available as those terms are understood and defined in Rule 144, at all times from and after ninety
          (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (ii) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

          (iii) so long as the Private Placement Investor owns any Registrable Securities, furnish to the Private Placement Investor, upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety
          (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Private Placement Investor may reasonably request


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          in availing itself of any rule or regulation of the SEC allowing the
          Private Placement Investor to sell any such securities without registration.

          3.8. "Market Stand-off" Agreement.

          Each Private Placement Investor agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Purchased Shares (or other securities) of the Company held by such Private Placement Investor during such period as the underwriter may reasonably require, such period not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act; provided that such agreement only applies to the IPO and provided, further, that such agreement shall not restrict offshore transfers of the Purchased Shares (or other securities) of the Company by any Private Placement Investor pursuant to Regulation S and otherwise in compliance with this Agreement, and subject to any further restriction imposed on such offshore transfers by an underwriter. If requested by the underwriters, each Private Placement Investor shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 3.8 shall be binding upon any transferee who acquires Registrable Securities.

          3.9. Assignment.

          The rights set forth in this Section 3 may be assigned, in whole or in part, to any transferee of Registrable Securities (who shall be considered thereafter to be a Private Placement Investor, and shall be bound by all obligations and limitations of this Agreement).

          4.   ANTIDILUTION PROTECTION

          4.1  Certain Definitions.

          As used in this Section 4:

          (a) Performance Options. The term "Performance Options" refers to (i) performance options and warrants to purchase 3,974,570 shares of the Company's Common Stock that are existing as of the date of this Agreement and that have been granted to certain founders of the Company, Infoseek Corporation and the Company's employees, at exercise prices ranging from $.001 per share to $1.0023 per share, which options become exercisable if the QIP Investors earn an annual return of at least 30% on a portion of their investment in the Company and an annual return of at least 40% on an additional portion of their investment or, alternatively, earn a 400% return on their cumulative aggregate investment in the Company following an IPO, and (ii) performance options to purchase 5,249,410 shares of the Company's Common Stock that are existing as of the date of this Agreement and that have been granted to certain founders of the Company and employees of the Company, which options become exercisable upon conversion of the QIP Indebtedness and upon the QIP Investors earning the returns specified in clause (i) above.


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
          (b) QIP. "QIP" means Quantum Industrial Partners, LDC, a Cayman Islands exempted limited duration company.

          (c) QIP Indebtedness. The term "QIP Indebtedness" means (i) the indebtedness in the principal amount of $4,000,000 owed by the Company to Bayerische Hypo und Vereinsbank, A.G. pursuant to a Term Loan Agreement dated December 11, 1997, as amended, of which indebtedness $1,000,000 has been fully guaranteed by QIP and $3,000,000 has been repaid by QIP, and (ii) loans to the Company in the aggregate principal amount of up to $4,000,000 from the QIP Investors.

          (d) QIP Investors. "QIP Investors" means the investors listed on
Schedule II attached hereto.

          4.2 Issuance of Stock In Connection with Vesting of Performance Options. The parties acknowledge that the Performance Options previously granted by the Company have not been taken into account in determining the number of Purchased Shares deliverable to the Private Placement Investors pursuant to the Private Placement Financing, and that such Performance Options, if and to the extent that they become exercisable and are exercised, would result in dilution to the Private Placement Investors. To that end, at any time a Performance Option becomes exercisable to its holder (a "Vested Performance Option") and is exercised by its holder and shares of Common Stock are issued to its holder, the Company shall issue without the payment of additional consideration beyond the Purchase Price previously paid under the Subscription Agreements (which constituted consideration for such additional shares) that number of shares of Common Stock to each Private Placement Investor necessary to maintain the ownership percentage of such Private Placement Investor in the Company at the same percentage level as at the date of this Agreement based on its investment pursuant to the Private Placement Financing, after giving effect to (i) the number of shares issued to the holders who exercised Vested Performance Options resulting in the issuance of such additional shares to the Private Placement Investors, (ii) the number of additional shares of Common Stock issued to CNNfn, a division of Cable News Network LP, LLLP ("CNNfn") pursuant to its anti-dilution protection in Section 5.6 of the Common Stock Purchase Agreement dated April 21, 1999 between CNNfn and the Company, and (iii) the number of additional shares issued to the other Private Placement Investors pursuant to this Section 4.2. Upon issuance, such additional shares shall be duly authorized, validly issued, fully-paid and non-assessable.

          4.3 Issuance of Additional Stock In Connection with Conversation of Certain Indebtedness. The parties acknowledge that, to the extent the QIP Indebtedness is paid by QIP and the QIP Investors elect to convert such Indebtedness (or such Indebtedness is converted pursuant to the terms of the Conversion Agreement dated March 31, 1999 between the Company and the QIP Investors) into Common Stock of the Company, up to 6,809,717 shares of Common Stock will be issued to the QIP Investors, which shares have not been taken into account in determining the number of Purchased Shares deliverable to Private Placement Investors pursuant to the Private Placement Financing. Such additional shares, if and to the extent that they are issued to the QIP Investors, would result in additional dilution to the Private Placement Investors. To that end, at any time any additional shares of Common Stock are issued to the QIP Investors in connection with the exercise of conversion rights described in this
Section 4.3, the


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









Company shall issue without payment of additional consideration beyond the Purchase Price previously paid under the Subscription Agreement (which constituted consideration for such additional shares) that number of shares of Common Stock to each Private Placement Investor necessary to maintain the ownership percentage of such Private Placement Investor in the Company at the same percentage level as at the date of this Agreement based on its investment pursuant to the Private Placement Financing, after giving effect to (i) the number of shares issued to the QIP Investors resulting in the issuance of such additional shares to Private Placement Investors, (ii) the number of additional shares of Common Stock issued to CNNfn pursuant to its anti-dilution protection in Section 5.7 of the Common Stock Purchase Agreement dated April 21, 1999 between CNNfn and the Company, and (iii) the number of additional shares issued to the other Private Placement Investors pursuant to this Section 4.3. Upon issuance, such additional shares shall be duly authorized, validly issued, fully-paid and non-assessable.

          4.4 Treated as Purchased Shares. Any additional shares of Common Stock issued to the Private Placement Investors pursuant to Section 4 of this Agreement will be deemed "Purchased Shares" for all purposes of this Agreement.


          5. INTERPRETATION OF THIS AGREEMENT.

          (a) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

          (c) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.


          6. MISCELLANEOUS.

          (a) Subsequent Shareholders. This Agreement shall be fully applicable to (i) all Purchased Shares owned by the Private Placement Investors and all other securities of the Company, whether now owned or hereafter acquired by any Private Placement Investor, (ii) all who subsequently acquire a community property or any other interest in any such securities subject to this Agreement and (iii) any of the securities of the Company subject to this Agreement transferred by a party hereto to any other person in accordance with this Agreement. Any person acquiring an interest in any securities of the Company subject to this Agreement shall execute and deliver to the Company a separate Shareholder Rights Agreement in the form of this Agreement pursuant to which such person acknowledges that it is bound by all of the terms and provisions of this Agreement; provided, however, that the failure to execute and deliver such a Shareholder Rights Agreement shall not be deemed to relieve such person of the restrictions imposed by this Agreement. Any attempted dispositions in breach of this Agreement shall be void.


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






          (b) Notices. (i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

               (1) if to the Private Placement Investors or to any Private Placement Investor, to the last known address of such Private Placement Investor on the books of the Company, or at such other address as any Private Placement Investor may have furnished the Company in writing.

               (2) if to the Company, to:

                               NewsReal, Inc.
                               66 Canal Center Plaza
                               Suite 700
                               Alexandria, Virginia 22314
                               Attention:   Chief Financial Officer
                               Fax:   (703) 548-9161

                   with a copy to:

                               Powell, Goldstein, Frazer & Murphy, LLP
                               1001 Pennsylvania Avenue, N.W.
                               Sixth Floor
                               Washington, D.C. 20004
                               Attention:   Wayne M. Zell
                               Fax:   (202) 624-7222

          (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

          (f) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and Private Placement Investors who hold more than fifty percent (50%) of the number of issued and outstanding Purchased Shares.

          (g) Counterparts; Fax Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. This Shareholder Rights Agreement may be executed by fax delivery of a signed signature page to the other parties and such fax execution will be effective for all purposes.


                         [SIGNATURES ON FOLLOWING PAGES]



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











          IN WITNESS WHEREOF, the duly authorized representatives of the undersigned have executed this Agreement as of the date first written above.



                                         NEWSREAL, INC.



                                         By: /s/ DAVID C. HOPPMANN
                                            ---------------------------------
                                         Name:    David C. Hoppmann
                                         Title:   President & CEO


                                         [Name of Private Placement Investor]


                                         ------------------------------------


                                         By:
                                            ---------------------------------
                                         Name:
                                         Title:
















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